  Exhibit 99.1

Pacific Energy Development Enters Agreement to Acquire 22,000 Acres in Permian Basin and Raises $15 Million

Expands Development Plan and Provides Drilling Update

Houston, Texas, January 14, 2019 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE American: PED) (the “Company”) reported today that it has entered into an agreement to acquire from a private operator approximately 22,000 leasehold acres in the Permian Basin, with closing scheduled to occur on or about February 1, 2019, subject to satisfaction of closing conditions. These assets are located in the San Andres play on the Northwest Shelf of the Permian Basin situated in eastern New Mexico and are contiguous with the Company’s Chaveroo field acquired in September 2018. The acquisition includes one producing horizontal well and several wells capable of producing that, with some remedial work, are expected to increase production from this asset to above 100 BOPD, as well as a salt water disposal well capable of satisfying the acquired asset’s intermediate-term development needs. Following closing, the Company plans to commence drilling a new horizontal well on this acreage before March 1, 2019 to satisfy a unit agreement, with results anticipated to be announced in Q2 2019.

The Company also announced today that it has reached total depth (TD) on the first four wells of its anticipated 16 horizontal well program in its Permian Basin asset and anticipates completing all four wells by the end of the Q1 2019, with initial results expected to be announced in early Q2 2019.

In addition, the Company is pleased to report that it has closed on $15 million in convertible debt funding from SK Energy LLC, an investment firm owned by Dr. Simon Kukes, the Company’s Chief Executive Officer, which debt is convertible into common stock of the Company at a fixed price of $1.50 per share. The Company intends to use the proceeds to complete the four new wells on its existing Permian Basin acreage, to fund the well to be drilled on the new acreage acquired as described above, and to fund Company operations and potential additional acquisitions and development opportunities in the Company’s Permian Basin and D-J Basin assets.

Dr. Simon Kukes, the CEO of the Company, commented, "Upon closing the planned acquisition announced today, we will hold over 45,000 leasehold acres in the Permian Basin, which, together with our existing 12,000 acres in the D-J Basin of Colorado, will transform our company into one of the most significant players engaged in horizontal drilling in the San Andres play and D-J Basin. We look forward to closing this acquisition, announcing the results of our initial horizontal wells in the coming months, and continuing to aggressively build the Company.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. Pacific Energy Development is headquartered in Houston, Texas.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words "estimates," "believes," "hopes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequently filed Quarterly Reports on Form 10-Q under the heading "Risk Factors". The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the Securities Exchange Commission (SEC).

Contacts

Pacific Energy Development

1-855-733-3826

PR@pacificenergydevelopment.com